                                                                   EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is hereby made this 1st day of January 2004 by and between Citizens Financial Services, FSB (the "Bank"), a federally chartered savings bank, and Thomas L. Darovic (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive is presently an officer of CFS Bancorp, Inc. (the "Corporation") and the Bank (together, the "Employers");

         WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers;

         WHEREAS, the Corporation and the Bank desire to enter into separate agreements with the Executive with respect to his employment by each of the Employers; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Bank in the event that his employment with the Bank is terminated under specified circumstances;

         NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1)       DEFINITIONS.

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

         a)       Base Salary. "Base Salary" shall have the meaning set forth in
                  Section 4(a) hereof.

         b) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

         c) Change in Control. "Change in Control" means the announcement or occurrence of any of the following: (i) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the 1934 Securities and Exchange Act of 1934, as amended (1934
                  Act), or any successor thereto, whether or not any class of securities of the Corporation is registered under the 1934 Act; (ii) any "person" is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; or (iii) during any period of thirty-six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  i) For purposes of the definition of "Change in Control," a Person or group of Persons does not include the CFS Bancorp, Inc. Employee Stock Ownership Plan Trust which forms a part of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP"), or any other employee benefit plan, subsidiary or affiliate of the Corporation, and the outstanding shares of common stock of the Corporation, on a fully diluted basis, include all shares owned by the ESOP, whether allocated or unallocated to the accounts of participants, thereunder.

                  ii) For purposes of the definition of "Change in Control," the term "Person" means any natural person, proprietorship, partnership, corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

         d) Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         e) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

         f) Disability. Termination by the Bank of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

         g) Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within twelve (12) months following a Change in Control of the Corporation based on:

                  i) Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Executive Vice President, or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities;

                  ii) Without the Executive's express written consent, a reduction by either of the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 4(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

                  iii) The principal executive office of either of the Employers is relocated outside of the Chicago Consolidated Metropolitan Statistical Area as defined by the United States Census Bureau (CCMSA) or, without the Executive's express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers' principal executive office is located, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

                  iv) Any purported termination of the Executive's employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (i) below; or

                  v) The failure by the Bank to obtain the assumption of and agreement to perform this Agreement by any successor.

         h)       IRS. "IRS" shall mean the Internal Revenue Service.

         i) Notice of Termination. Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank's termination of Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

         j) Retirement. "Retirement" shall mean voluntary termination by the Executive after the Executive attains the age fifty-five
                  (55), with at least five years of active service.

2)       TERM OF EMPLOYMENT.

         a) The Bank hereby employs the Executive as Executive Vice President, and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement. The term of this Agreement shall be a period of one (1) year commencing as of the date hereof (the "Commencement Date"), subject to earlier termination as provided herein. Reference herein to the term of this Agreement shall refer to both such initial term and any extended terms. The Board of Directors of the Bank shall annually review whether to permit further extensions of the term of this Agreement. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive's performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary.

         b) During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with his titles and from time to time assigned to him by the Bank's Board of Directors. The Executive further agrees to serve without additional compensation as an officer and director of any of the Bank's subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder. In addition, it is agreed that the Bank may assign the Executive to one of its subsidiaries for payroll purposes.

3)       LOYALTY AND CONFIDENTIALITY.

         a) The Executive shall devote his or her full time and best efforts to the performance of his or her employment under this Agreement. During the term of this Agreement, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business affairs or interests of the Employers or be a director, officer or consultant to any bank, savings and loan association, credit union, thrift, savings bank, or similar institution in the CCMSA.

         b) For purposes of this Agreement, directly or indirectly engaging in any business activity in competition with the business or affairs of the Employers includes, but is not limited to, serving or acting as an owner, partner, agent, beneficiary, or employee of any person, firm or corporate entity so engaged; except that nothing herein contained shall be deemed to prevent or limit the right of Executive to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent employee from investing or limit employee's right to invest his surplus funds in real estate.

         c) All information relating to business of the Employers including, but not limited to, that business obtained or serviced by Executive and all customer listings, contact lists, expiration cards, asset reports, instruments, documents, papers and other material used in connection with such business, shall be the exclusive property of the Employers.

                  Executive shall keep all such information and material confidential; none of it will be copied, reproduced or duplicated without the express written permission of the Employers, and Executive shall return all material containing such information to Employers upon their request or upon termination of employment. Executive also agrees that he or she will not utilize the confidential information or trade secrets of the Employers, either directly or indirectly, for any purposes except performance of the Executive's responsibilities and in furtherance of the Employers' business, unless otherwise expressly authorized by Employers in writing in advance.

         d) Executive agrees that, during his employment, and following the date of his involuntary termination of employment for Cause, or his voluntary termination without Good Reason, the
                  Executive:

                  i) will not, for three (3) years following the end of his employment, solicit any of the Employers' past or current customers or clients for the benefit of anyone other than Employers or their affiliates;

                  ii) will not divulge the names of any of the Employers' past or then current customers to any other person, corporation or entity;

                  iii) will not divulge to anyone, except the Employers or their representatives, any information regarding their management strategies, marketing information or goals, policies and/or other information regarding the affairs of the Employers, all of which Executive is hereby obligated to keep secret, however and whenever such information comes to his or her attention; and

                  iv) will not, for three (3) years following the end of his employment, either directly or indirectly, induce or solicit any person to leave the employ of the Employers.

4)       COMPENSATION AND BENEFITS.

         a) The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $119,600 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers, in their sole discretion.

         b) During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 4(a) hereof.

         c) During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

         d) In the event the Executive's employment is terminated due to Disability or Retirement, the Employers shall provide continued life, medical, disability coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement in the event of retirement and in three (3) years in the event of Disability.

         e) In the event of the Executive's death during the term of this Agreement, the Employers shall provide to the Executive's spouse and children continued medical coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to his death for a period of no less than three (3) years.

         f) Notwithstanding anything to the contrary in sub-sections (d) and (e) of this Section 4, in no event will the Executive, his spouse or family be entitled to continued medical benefits from the Employers if medical benefits if said individual is eligible to receive medical benefits from an alternative source or from another employer or if said spouse and children would no longer be eligible for coverage if the Executive were still employed.

         g) The Executive's compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer. Any amounts received from the Corporation may be offset against the amounts due hereunder.

         h) During the term of the Agreement, the Employers will provide suitable office space, desk, chairs, filing cabinets, telephones and other usual and customary office furniture, fixtures and equipment adequate for the efficient performance of the duties assigned to the Executive.

         i) During the term of this Agreement, the Employers shall provide to the Executive, at the Employer's cost, all perquisites which other senior executives of the Company are generally entitled to receive, including the payment of his or her annual dues at a health and fitness center mutually acceptable to the Executive and the Employer.

         j) During the term of this Agreement, the Employers will provide to Executive the use of an automobile. Employers will pay all automobile operating expenses incurred by Executive in the performance of Executive's duties. The Employers will procure and maintain in force an automobile liability policy for the automobile with coverage in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

5) EXPENSES. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

6)       TERMINATION.

         a) The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

         b) In the event that (i) the Executive's employment is terminated by the Bank for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

         c) In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Sections 4(d) and 4(e) hereof.

         d) In the event that (i) the Executive's employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Bank, which breach has not been cured within fifteen
                  (15) days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Bank shall, subject to the provisions of
                  Section 7 hereof, if applicable:

                  i) pay to the Executive, in either twenty-six (26) equal bi-weekly installments beginning with the first business day of the month following the Date of Termination or in a lump sum within five business days of the Date of Termination (at the Executive's election), a cash severance amount equal to the Executive's salary plus cash bonuses earned during the previous calendar year (regardless of when paid), and

                  ii) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Bank in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (x) stock option and restricted stock plans of the Employers,
                           (y) bonuses and other items of cash compensation, and
                           (z) other benefits, or portions thereof), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph (B) is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Bank shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

7)       MITIGATION; EXCLUSIVITY OF BENEFITS.

         a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

         b) The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8) WITHHOLDING. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9) ASSIGNABILITY. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10) NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

         a) To the Bank:             Corporate Secretary
                                     Citizens Financial Services, FSB
                                     707 Ridge Road
                                     Munster, Indiana 46321

         b) To the Corporation:      Corporate Secretary
                                     CFS Bancorp, Inc.
                                     707 Ridge Road
                                     Munster, Indiana 46321

         c) To the Executive:        Thomas L. Darovic
                                     13733 Natchez Trail
                                     Orland Park, IL 60467

11) AMENDMENT; WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.

13) NATURE OF OBLIGATIONS. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14) HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17) REGULATORY ACTIONS. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings association and its employees pursuant to Section 563.39(b) of the Regulations Applicable to All Savings Associations, 12 C.F.R. Section 563.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 6 hereof.

         a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers' affairs pursuant to notice served under Section 8(e)(3) or
                  Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. Sections 1818(e)(3) and 1818(g)(1)), the Employers' obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employers may, in their discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Employers' affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. Sections 1818(e)(4) and
                  (g)(1)), all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

         c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

         d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. Section 563.39(b)(5) (except to the extent that it is determined that continuation of the Agreement for the continued operation of the Employers is necessary): (i) by the Director of the Office of Thrift Supervision ("OTS"), or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. Section 1823(c)); or (ii) by the Director of the OTS, or his/her designee, at the time the Director or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

18) REGULATORY PROHIBITION. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. Section 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19) PAYMENT OF COSTS AND LEGAL FEES AND REINSTATEMENT OF BENEFITS. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (2) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

20) ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

                  IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ATTEST:                                         CITIZENS FINANCIAL SERVICES, FSB

/s/ Monica F. Sullivan                          By: /s/ Thomas F. Prisby
----------------------                             ----------------------------

                                                EXECUTIVE

                                                /s/ Thomas L. Darovic
                                                ----------------------------
                                                Thomas L. Darovic